Exhibit 99.1

MID-WISCONSIN FINANCIAL SERVICES, INC. REPORTS FINANCIAL RESULTS FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2005

July 29, 2005
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $407.2 million in assets, reported net income of $1.1 million or $0.65 basic and diluted earnings per share for the quarter ended June 30, 2005 as compared to $1.2 million or $0.70 basic earnings per share and $0.69 diluted earnings per share for the second quarter 2004. Book value increased to $21.49 per share at June 30, 2005 compared to $21.18 per share at December 31, 2004. Net income was $2.2 million for the six months ended June 30, 2005 compared to $2.3 million for the same period in the prior year.

Basic and diluted earnings per share were $1.28 for the first six months of 2005 compared to $1.35 for basic earnings per share and $1.34 diluted earnings per share a year earlier. Operating results for the second quarter generated an annualized return on average assets (ROA) of 1.11% and return on average equity (ROE) of 12.35% compared to 1.23% and 13.79% from the same period one year ago.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with twelve retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, title insurance services, trust services, discount and full-service brokerage services, and pension plan administration.

NET INTEREST INCOME

For the quarter ended June 30, 2005, net interest income increased $221,000 to $3.7 million from $3.5 million from the same period a year earlier. The net interest margin for the second quarter 2005 decreased to 4.04% from 4.06% a year earlier but has increased from 3.89% at the quarter ended March 31, 2005. Earning asset yields increased and were 6.14% at June 2005, 5.77% at March 2005, and 5.65% at June 2004. The cost of interest bearing liabilities increased from 1.90% at June 2004 to 2.22% at March 2005 and 2.49% at June 2005.

During the second quarter of 2005 average loans increased $8.5 million to $290.6 million from $282.1 million at March 2005. During the same time period average investments grew $2.7 million to $81.4 million. The mix of average loans and investments to average total earning assets was 97.8% at June 30, 2005 compared to 94.0% at March 31, 2005. The relationship of a higher volume of loans and investments as a percentage of the asset mix has provided a source of higher yielding assets, which has contributed to net interest income.

As the Federal Reserve discount rate began to increase during the fourth quarter of 2004 the Company lagged in increasing the rates paid on its deposits that were not tied to an adjustable wholesale rate. The Company anticipates increasing the interest rates paid on core deposits during the remainder of 2005 to remain competitive with other financial institutions in its markets and attract new deposits.

NONINTEREST INCOME

Noninterest income was $824,000 for the quarter ended June 30, 2005, an increase of $20,000 when compared to the same period last year. The increase in noninterest income was attributable to increases in service fees of $31,000, trust services fees of $37,000, gains from sales of secondary market real estate loans totaling $18,000, bank owned life insurance income totaling $7,000 and other operating income of $25,000. The increase in service fees was due, in part, to the implementation of the updated retail and commercial fees that became effective in the second quarter of 2005. Other operating income includes the final payment from the sale of stock due to the third party acquisition of Pulse (an ATM operator/provider) in which the Bank held shares. These increases were partially offset by decreases in investment product commissions. Investment product commissions decreased $98,000 between comparable quarters due to a significant decrease in annuity product sales and the sales staff transitioning from transaction oriented business to an asset management relationship.

OPERATING EXPENSES

For the quarter ended June 30, 2005, noninterest expenses increased $272,000 over the same quarter 2004. The Company is incurring additional overhead expense in 2005 due to the construction of the new bank branch located in Rib Mountain, Wisconsin. Salaries and employee benefits increased $150,000 due to additional staffing and normal salary increases as well as increased incentive pay. The number of full-time equivalent employees increased to 147 at June 30, 2005 from 134 at June 30, 2004. Occupancy expense increased $18,000 due to branch expansion in Minocqua and Rib Mountain, Wisconsin. Data processing and information systems increased $25,000 due to new software maintenance agreements. Other operating expenses increased $85,000 as a result of marketing expenses related to promoting the new Bank locations and an increase in legal and accounting expense, primarily the result of increased costs related to SEC compliance.

BALANCE SHEET

Total assets were $407.2 million at June 30, 2005 compared to $410.8 million at December 31, 2004. The composition of the balance sheet has changed since December 31, 2004. Excess funds that were held at year end in federal funds sold have since been withdrawn by the municipal depositors. Municipal entities typically carry their highest balances during year-end and the first quarter of
the year.   Federal funds sold decreased $16.0 million to $3.6 million at June
30, 2005 from $19.6 million at December 31, 2004. Total loans increased $12.7 million or 4.5% during the first six months of 2005 to $297.4 million, while deposits decreased 5.1% to $288.0 million. Premises and equipment increased $1.4 million to $7.6 million at June 30, 2005 from year-end primarily due to construction of the new bank branch in Rib Mountain. Asset growth during the quarter was funded primarily by an increase in corporate funds in the form of repurchase agreements of $11.5 million and wholesale certificates of $3.3 million. Total stockholders' equity increased to $36.6 million at June 30, 2005 from $36.1 million at December 31, 2004.

The Company recorded provisions for loan losses totaling $75,000 during the second quarter of 2005, as compared to $70,000 for the same period in 2004.
The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for loan categories, credit concentrations, and changes in
portfolio volume.   During the second quarter of 2005, the Company had net loan charge-offs of $4,000. The ratio of allowance for loan losses to total loans was 0.98% at June 30, 2005 and 0.99% at December 31, 2004. Non-performing loans totaled $1.5 million and $1.6 million at June 30, 2005 and December 31, 2004, respectively. There were no foreclosed assets at June 30, 2005.

The Company believes the balance of the allowance for loan loss at June 30, 2005 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                                 Mid-Wisconsin Financial Services, Inc.
                                 Quarterly Financial Summary (unaudited)
                              (amounts in thousands, except per share data)
                                                                             Quarter ended
                                                June 30,        March 31,     December 31,    September 30,    June 30,
                                                  2005            2005            2004            2004           2004
STOCKHOLDERS' DATA
Basic earnings per share                           $0.65           $0.63           $0.62           $0.68           $0.70
Diluted earnings per share                         $0.65           $0.63           $0.62           $0.68           $0.69
Cash dividends per share                           $0.62           $0.22           $0.22           $0.22           $0.62
Book value per share                              $21.49          $21.13          $21.18          $20.82          $19.95
Average basic common shares outstanding        1,703,577       1,703,577       1,699,130       1,685,646       1,685,646
Average diluted common shares outstanding      1,705,892       1,706,229       1,700,849       1,686,594       1,686,435
PERFORMANCE RATIOS
Return on average assets                            1.11%           1.05%           1.06%           1.17%           1.23%
Return on average equity                           12.35%          11.84%          11.91%          13.52%          13.79%
Net interest margin                                 4.04%           3.89%           4.05%           4.00%           4.06%
Efficiency ratio                                   60.14%          61.12%          58.67%          56.34%          57.06%
CREDIT QUALITY
Non-performing loans to total loans                 0.50%           0.48%           0.55%           0.65%           0.69%
Allowance for loan losses to:
     Total loans                                    0.98%           0.99%           0.99%           0.99%           1.02%
     Non-performing loans                         194.52%         208.90%         181.35%         153.42%         148.98%
Net charge-offs to average loans                    0.00%           0.01%           0.01%           0.04%           0.00%
Non-performing assets to total assets               0.37%           0.34%           0.40%           0.47%           0.50%
STOCK PRICE INFORMATION
High                                              $35.50          $35.40          $34.00          $30.80          $30.00
Low                                                34.00           33.10           30.80           28.50           29.00
Market price at period end                         34.00           34.90           34.00           30.80           30.00

                           Mid-Wisconsin Financial Services, Inc.
                             Summary Financial Data (unaudited)
                       (amounts in thousands, except per share data)
                                                          Three Months Ended    Six Months Ended
                                                               June 30,               June 30,
                                                           2005       2004        2005       2004
INCOME STATEMENT
Interest income                                           $5,705     $4,912     $11,107     $9,806
Interest expense                                           2,000      1,428       3,799      2,908
Net interest income                                        3,705      3,484       7,308      6,898
Provision for loan losses                                     75         70         137        110
Net interest income after provision for loan losses        3,630      3,414       7,171      6,788
Noninterest income
   Service fees                                              240        209         417        407
   Trust service fees                                        229        192         431        376
   Investment product commissions                             61        159         110        263
   Other operating income                                    294        244         660        502
Total noninterest income                                     824        804       1,618      1,548
Noninterest expenses
   Salaries and employee benefits                          1,608      1,458       3,157      2,882
   Occupancy                                                 328        310         673        642
   Data processing and information systems                   122         97         239        196
   Goodwill and purchased core deposit amortization           77         83         154        166
   Other operating expenses                                  667        582       1,348      1,220
Total noninterest expense                                  2,802      2,530       5,571      5,106
Income before provision for income taxes                   1,652      1,688       3,218      3,230
Provision for income taxes                                   537        516       1,036        962
Net income                                                $1,115     $1,172      $2,182     $2,268

                     Mid-Wisconsin Financial Services, Inc.
                           Summary Financial Data
                 (amounts in thousands, except per share data)
                                                              June 30,   December 31,
                                                                2005          2004
                                                             (unaudited)   (audited)
BALANCE SHEET
ASSETS
Cash and due from banks                                       $10,394       $12,567
Interest-bearing deposits in other financial institutions          14            18
Federal funds sold                                              3,558        19,567
Securities available for sale -At fair value                   81,536        81,082
Federal Home Loan Bank stock (at cost)                          2,605         2,535
Loans held for sale                                               337           546
Loans receivable, net of allowance for loan losses of
  $2,912 in 2005 and $2,820 in 2004                           294,148       281,321
Accrued interest receivable                                     1,656         1,554
Premises and equipment                                          7,593         6,185
Intangible assets                                                  77           231
Goodwill                                                          295           295
Other assets                                                    5,018         4,916
Total assets                                                 $407,231      $410,817

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                  $42,857       $50,814
Interest-bearing deposits                                     245,139       252,573
  Total deposits                                              287,996       303,387

Short-term borrowings                                          30,730        19,216
Long-term borrowings                                           49,000        49,000
Accrued interest payable                                        1,324         1,148
Accrued expenses and other liabilities                          1,567         1,982
Total liabilities                                             370,617       374,733

Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized - 6,000,000 shares
      Issued & outstanding -
      1,703,577 shares in 2005 and 2004                           170           170
Additional paid-in capital                                     11,550        11,542
Retained earnings                                              24,779        24,028
Accumulated other comprehensive income (loss)                     115           344
Total stockholders' equity                                     36,614        36,084
Total liabilities and stockholders' equity                   $407,231      $410,817